Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
THERMO FISHER SCIENTIFIC INC.,
WESTON D MERGER CO.
and
DIONEX CORPORATION
Dated as of December 12, 2010

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Pages
Section 9.12 Headings	63
Section 9.13 Interpretation	63
Section 9.14 Certain Definitions	63
Annex A — Conditions to the Offer

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          AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2010 (this “Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), Weston D Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dionex Corporation, a Delaware corporation (the “Company”).
W I T N E S S E T H :
          WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of the common stock, par value $0.001 per share, of the Company (such shares, collectively, “Company Common Stock”, and each, a “Share”), at a price per Share of $118.50 (such amount or any different amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”) in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, following consummation of the Offer, Merger Sub shall, on the terms and subject to the conditions set forth in this Agreement, be merged with and into the Company with the Company surviving that merger (the “Merger”), in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), pursuant to which each issued and outstanding Share other than (i) any Remaining Shares (to the extent provided in Section 3.1(b)), any Cancelled Shares (to the extent provided in Section 3.1(c)), and (iii) any Dissenting Shares (to the extent provided in Section 3.1(f)), shall be converted into the right to receive the Merger Consideration (to the extent provided in Section 3.1(b));
          WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Offer, the Merger, and the other transactions contemplated hereby are in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend acceptance of the Offer, and, if required, approval of the Merger by its stockholders;
          WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and
          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Offer and the Merger as specified herein.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE OFFER
          Section 1.1 The Offer.
          (a) As promptly as practicable after the date of this Agreement (and in any event no later than eight (8) Business Days following the date of this Agreement), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer.
          (b) The obligation of Merger Sub to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to: (i) there being validly tendered in the Offer and not validly withdrawn prior to any then-scheduled Expiration Time that number of Shares which, together with the Shares beneficially owned by Parent or Merger Sub (if any), represents at least a majority of the total number of Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof)) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Merger Sub, of the other conditions and requirements set forth in Annex A (together with the Minimum Condition, the “Offer Conditions”) (and shall not be subject to any other conditions). Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time. The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.
          (c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Parent and Merger Sub expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition or to increase the Offer Price; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions set forth in Annex A or otherwise impose any other condition to the Offer, (v) except as otherwise provided in this Section 1.1, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer.

          (d) The Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).
          (e) Notwithstanding anything in this Agreement to the contrary, but subject to the parties’ respective rights to terminate this Agreement under Article VIII, if applicable, Merger Sub (i) may, in its sole discretion, without consent of the Company, extend the Offer on one or more occasions for periods of up to ten (10) Business Days per extension, if on any then-scheduled Expiration Time any of the Offer Conditions shall not be satisfied or, in Merger Sub’s sole discretion, waived, until such time as such condition or conditions are satisfied or waived, (ii) shall extend the Offer for any period required by applicable Law, any interpretation or position of the SEC, the staff thereof or the NASDAQ Stock Market (“NASDAQ”) applicable to the Offer, and, for periods of up to ten (10) Business Days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust, competition or similar Law set forth on Section 1.1(e) of the Parent Disclosure Letter (as it may be modified or supplemented as set forth therein) shall have expired or been terminated and (iii) to the extent requested by the Company on one or more occasions for periods of up to ten (10) Business Days per extension, shall extend (and re-extend) the Offer if on any then-scheduled Expiration Time any of the Offer Conditions shall not be satisfied or, in Merger Sub’s sole discretion, waived, until such time as such condition or conditions are satisfied or waived; provided, however, that in no event shall Merger Sub extend the Offer beyond June 12, 2011 unless, as of such date, all the Offer Conditions, other than the obtaining or achievement of the Requisite Regulatory Approvals (as defined in Annex A) and the condition set forth in section (a) of Annex A to the extent related to the HSR Act or any other antitrust, competition or similar Law, have been satisfied or, in Merger Sub’s sole discretion, waived, in which case such date shall be extended by ninety (90) days (such date, the “End Date”).
          (f) On the terms and subject to the conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of an amount pursuant to Section 3.2(b)(iii)) all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.1). Acceptance for payment of Shares pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”. Merger Sub expressly reserves the right to, in its sole discretion, following the Offer Closing, extend the Offer for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act, and the Offer Documents may, in Merger Sub’s sole discretion, provide for such a reservation of right. Nothing contained in this Section 1.1 shall affect any termination rights in Article VIII, as to the Agreement, or in Annex A, as to the Offer.

          (g) Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Article VIII.
          (h) As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly (and in any event no later than five (5) Business Days following the date of this Agreement) furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and, immediately following such filing, disseminated to the stockholders of the Company, together with, to the extent requested by the Company, the Schedule 14D-9, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and, immediately following such filing, disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand and shall give the Company and its counsel a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on any response and Parent and Merger Sub shall give reasonable consideration to any such comments. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.
          (i) Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.
          Section 1.2 Company Actions.
          (a) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D- 9”) that shall, except as expressly provided in Section 5.3, contain the

Recommendation. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and, immediately following such filing, subject to Section 1.1(h), disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and, immediately following such filing, disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand and shall give the Parent and Merger Sub and their counsel a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on any response, and the Company shall give reasonable consideration to any such comments. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.
          (b) In connection with the Offer, the Company shall promptly (and in any event within five (5) Business Days following the date of this Agreement) furnish or cause to be furnished to Parent and Merger Sub mailing labels, security position listings and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the Shares as of the most recent practicable date, and shall promptly furnish Parent and Merger Sub with such information and assistance (including lists of record holders or beneficial owners of the Shares, updated from time to time upon Parent’s, Merger Sub’s or any of their Representatives’ request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub or any such Representative may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the Shares. Such information shall be considered Confidential Information pursuant to the Confidentiality Agreement.
          Section 1.3 Directors.
          (a) Effective upon the Offer Closing and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors of the Company that equals the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Sub (including Shares accepted for payment) bears to the total number of Shares then outstanding, and the Company shall cause Parent’s designees to be elected or appointed to the Board of Directors of the Company, including by increasing the number of directors, seeking and accepting resignations of incumbent directors and taking all actions necessary in connection with accomplishing the foregoing, including amending the Company Bylaws. At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Board of Directors of the Company and (B) as requested by Parent, each board of directors (or similar governing body) of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company.
          (b) The Company’s obligations to appoint Parent’s designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions necessary to effect the appointment of Parent’s designees, including mailing to its stockholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.3(b), which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 1.3(a) hereof shall be subject to the receipt of such information.
          (c) Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Independent Directors”) shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors of the Company and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement requiring action by the Board of Directors of the Company, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, and (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.
          Section 1.4 Top-Up Option.
          (a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.4, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than ninety percent (90%) of the Shares outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of Shares in excess of the Shares authorized and unissued or held in the treasury of the Company at the time of exercise of the Top-Up Option (giving effect to the Shares issuable pursuant to all then-outstanding Company Stock Options and Company RSUs and any other rights to acquire Company Common Stock as if such Shares were outstanding) and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Order. The Top-Up Option shall be exercisable only once, in whole but not in part, at any time following the Offer Closing and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.
          (b) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company at least three (3) Business Days prior written notice, specifying (i) the number of Shares owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing) and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares to be purchased by Merger Sub. At the closing of the purchase of Top-Up Shares, the aggregate purchase price owed by Merger Sub to the Company for the Top-Up Shares shall be paid to the Company at Parent’s election, either (i) entirely in cash, by wire transfer of same-day funds or (ii) by (A) paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) issuing to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A) (the “Promissory Note”). The Promissory Note shall bear interest at a rate per annum equal to the prime lending rate prevailing during the period in which any portion of the principal amount of such promissory note remains outstanding, as published by The Wall Street Journal, calculated on a daily basis on the outstanding principal amount of the Promissory Note from the date the Promissory Note is originally issued until the date of payment in full of the Promissory Note, and may be prepaid without premium or penalty. The Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or, if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by federal or state securities Laws.
          (c) Parent and Merger Sub acknowledge that no Top-Up Shares issued upon exercise of the Top-Up Option will be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and that all such Top-Up Shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II
THE MERGER
          Section 2.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.
          Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).
          Section 2.3 Effective Time. On the Closing Date, the Company shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).
          Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
          Section 2.5 Certificate of Incorporation and By-laws of the Surviving Corporation.
          (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law.
          (b) The by-laws of Merger Sub, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law.
          Section 2.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
          Section 2.7 Officers. The officers of Merger Sub immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
ARTICLE III
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
          Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:
          (a) Parent Common Stock. Each share of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
          (b) Conversion of Company Common Stock. Subject to Sections 3.1(c) and 3.1(e), each issued and outstanding Share outstanding immediately prior to the Effective Time, other than (i) any Shares held by any direct or indirect wholly owned subsidiary of the Company, which Shares shall remain outstanding, except that the number of such shares owned by any such subsidiary of the Company shall be adjusted in the Merger to maintain relative ownership percentages (as adjusted, the “Remaining Shares”), (ii) any Cancelled Shares, and (iii) any Dissenting Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.
          (c) Parent and Merger Sub-Owned Shares. Each Share that is owned by Parent or Merger Sub immediately prior to the Effective Time, if any, or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
          (d) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001, of the Surviving Corporation and shall with the Remaining Shares constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

          (e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company, or in the securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Offer Price and the Merger Consideration (as applicable) shall be equitably adjusted to reflect such change; provided that nothing in this Section 3.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
          (f) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the applicable provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment for such Shares in accordance with the applicable provisions of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the applicable provisions of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 3.1(b), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option, the Top-Up Shares or the Promissory Note delivered by Merger Sub to the Company in payment for the Top-Up Shares.
          Section 3.2 Exchange of Certificates.
          (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company (or another U.S. bank or trust company that shall be appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld)) to act as exchange agent hereunder (the “Exchange Agent”), in trust for the benefit of holders of the Shares, immediately available funds equal to the aggregate Merger Consideration (collectively, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement.
          (b) Delivery of Merger Consideration.
               (i) As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such customary form and have such other customary provisions as shall be prescribed by the Exchange Agent and Parent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration.
               (ii) Upon surrender to the Exchange Agent of its Certificate or Certificates (or effective affidavits of loss in lieu thereof) or delivery of an “agent’s message” to the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in respect of Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration to be paid in consideration therefor in respect of the Shares represented by its Certificate or Certificates or Book-Entry Shares. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration.
               (iii) Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, otherwise payable pursuant to this Agreement, including amounts payable to holders of Shares, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state, local or foreign Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
               (iv) In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Stock that is not registered in the stock transfer records of the Company, the proper amount of cash shall be paid in exchange therefor to a Person other than the Person in whose name such Certificate or Book-Entry Shares so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or if such Book-Entry Shares shall be properly transferred, as applicable, and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or such

Book-Entry Shares, as applicable, or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.
          (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article III.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.
          (e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 3.2(d).
          (g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
          Section 3.3 Effect of the Merger on Company Stock Options and Company RSUs; ESPP.
          (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to acquire Shares granted under the Company’s 2004 Equity Incentive Plan, as amended, and the Dionex Corporation Stock Option Plan (each a

Company Stock Plan”) or otherwise that is outstanding and unexercised as of immediately prior to the Effective Time (each, a “Company Stock Option”), (i) in the case of the Company Stock Options that are fully vested as of immediately prior to the Effective Time (the “Vested Company Stock Options”), shall terminate and cease to represent a right to acquire Shares, and the holder thereof shall be entitled to receive therefor an amount of cash equal to the product of (x) the number of Shares that were purchasable upon exercise of such Vested Company Stock Option and (y) the Offer Price less the exercise price of such Vested Company Stock Option; and (ii) in the case of the Company Stock Options that are not fully vested as of immediately prior to the Effective Time (the “Unvested Company Stock Options”), shall be assumed by Parent and converted into an award (an “Assumed Award”) representing a right to receive a cash amount equal to the product of (x) the number of Shares underlying the Unvested Company Stock Option that would have become purchasable upon each future vesting date of such Unvested Company Stock Option and (y) the Offer Price less the exercise price of such Unvested Company Stock Option (the “Assumed Award Offer Amount”). The right to receive the Assumed Award Offer Amount in respect of an Assumed Award shall be subject to the vesting terms of the applicable Company Stock Plan and of the award agreements evidencing the corresponding Unvested Company Stock Option as in effect immediately prior to the Effective Time, and such Assumed Award Offer Amount shall be payable as soon as practicable following the applicable vesting dates (but not later than ten (10) Business Days thereafter in any event); provided, however, that (A) if the employment or service of a holder of an unvested Assumed Award who is not an Eligible Employee under the Company’s Change in Control Severance Benefit Plan (the “CIC Plan”) is terminated by Parent or any of its Subsidiaries on or after the Effective Time without Cause (as such term is defined in Section 3.3(a) of the Company Disclosure Letter), all then unvested Assumed Awards shall immediately vest and the holder thereof shall be paid the Assumed Award Offer Amount in respect of such Assumed Awards as soon as reasonably practicable thereafter (and, subject to Section 3.3(c) below, no later than ten (10) Business Days thereafter); or (B) if the employment of a holder of an Assumed Award who is an Eligible Employee under the CIC Plan is terminated by Parent or any of its Subsidiaries under circumstances that constitute a Covered Termination (as defined in the CIC Plan), all then unvested Assumed Awards shall immediately vest and the holder thereof shall be paid the Assumed Award Offer Amount in respect of such Assumed Awards as soon as reasonably practicable after the Covered Termination (and, subject to Section 3.3(c) below, no later than ten (10) Business Days thereafter). For purposes of clarity, with respect to any Assumed Awards held by a member of the Company’s Board of Directors as of the date hereof who does not become a member of the Parent’s Board of Directors as of the Effective Time, as a result of his or her cessation of service as of the Effective Time, the Assumed Award shall immediately vest and such director shall be entitled to be paid the Assumed Award Offer Amount as soon as reasonably practicable thereafter (but no later than ten (10) Business Days thereafter in any event).
          (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each award of restricted stock units denominated in Shares granted under a Company Stock Plan or otherwise that is outstanding as of immediately prior to the Effective Time (each a “Company RSU”) shall be assumed by Parent and converted into an award (an “Assumed RSU”) representing a right to receive a cash amount equal to the product of (x) the number of Shares that would have been delivered to the holder on each future vesting date of such Company RSU (or on each future delivery date of such Company RSU, if such delivery date is later than the related vesting date) and (y) the Offer Price (the “Assumed RSU Offer Amount”), and such Assumed RSU Offer Amount shall be payable as soon as practicable after the applicable vesting date or delivery date (but not later than ten (10) Business Days thereafter in any event). The right to receive any Assumed RSU Offer Amount in respect of Assumed RSUs shall be subject to the vesting and delivery terms of the applicable Company Stock Plan and of the award agreements evidencing the corresponding Company RSU as in effect immediately prior to the Effective Time; provided, however, (A) that the performance metrics relating to Company RSUs that are subject to the achievement of such performance metrics (such Company RSUs, the “Company Performance RSUs”) shall be deemed to have been achieved at target as of the Effective Time with the number of Company Performance RSUs and the related number of Assumed RSUs to be fixed on the Effective Time at the Target Stock Unit Amount (as set forth in the applicable award agreement) and all other vesting terms of such Assumed RSUs that were originally Company Performance RSUs shall remain the same; (B) that the Assumed RSUs that were originally Company Performance RSUs shall vest, subject to the continuous employment of the applicable employee through each vesting date, as follows: 50% of the Assumed RSUs that were originally Company Performance RSUs shall vest on August 3, 2012; 25% of the Assumed RSUs that were originally Company Performance RSUs shall vest on August 3, 2013; and 25% of the Assumed RSUs that were originally outstanding Company Performance RSUs shall vest on August 3, 2014; and (C) that if the employment or service of a holder of unvested Assumed RSUs (including those that were originally Company Performance RSUs at target, as fixed above) (I) who is not an Eligible Employee under the CIC Plan is terminated by Parent or any of its Subsidiaries on or after the Effective Time without Cause (as such term is defined in Section 3.3(a) of the Company Disclosure Letter), all then unvested Assumed RSUs shall immediately vest and the holder thereof shall be paid the Assumed RSU Offer Amount as soon as practicable thereafter (and, subject to Section 3.3(c) below, no later than ten (10) Business Days thereafter) or (II) who is an Eligible Employee under the CIC Plan, is terminated by Parent or any of its Subsidiaries under circumstances that constitute a Covered Termination (as defined in the CIC Plan), all then unvested Assumed RSUs shall immediately vest and the holder thereof shall be paid the Assumed RSU Offer Amount as soon as reasonably practicable after the Covered Termination (and, subject to Section 3.3(c) below, no later than ten (10) Business Days thereafter). For purposes of clarity, with respect to any Assumed RSUs held by a member of the Company’s Board of Directors as of the date hereof who does not become a member of the Parent’s Board of Directors as of the Effective Time, as a result of his or her cessation of service as of the Effective Time, the Assumed RSU shall immediately vest and such director shall be entitled to be paid the Assumed RSU Offer Amount as soon as reasonably practicable thereafter (but no later than ten (10) Business Days thereafter in any event).
          (c) Cash payments made pursuant to Sections 3.3(a) and 3.3(b) above (i) shall be subject to the provisions of Sections 4(f) and 5(g) of the CIC Plan (with respect to the application of Sections 409A and 280G of the Code, respectively) as if such provisions were incorporated into this Agreement, (ii) to the extent payable as a result of a termination of employment, shall be subject to the holder’s execution and non-revocation of a release of claims in favor of the Company, and (iii) shall not serve as an offset to or otherwise reduce the severance benefits that a holder of the right to the cash payments in respect of the Assumed Awards and Assumed RSUs as provided by Sections 3.3(a) and 3.3(b) may be entitled to receive from Parent and its Subsidiaries in connection with the termination of such holder’s employment with Parent or any of its Subsidiaries. The Company shall take all necessary actions to cause each Eligible Employee under the CIC Plan to acknowledge the treatment pursuant to this Section 3.3 of Vested Company Stock Options, Unvested Company Stock Options and Company RSUs, in each case, that such Eligible Employee holds as of the Effective Time, and the effectiveness of the modifications to Section 4(d) of the CIC Plan shall be conditioned upon the Eligible Employee’s delivery of such acknowledgment and the restrictive covenant agreement described in Section 4(d) of the CIC Plan.
          (d) The Company shall (i) suspend the Company’s 2003 Employee Stock Participation Plan (the “ESPP”) as of the date of this Agreement, (ii) ensure that no new offering periods under the Company ESPP will commence during the period from the date of this Agreement through the Effective Time, (iii) ensure that there will be no increase in the amount of payroll deductions permitted to be made by the participants under the Company ESPP during the current offering period, except those made in accordance with payroll deduction elections that already are in effect as of the date of this Agreement, and (iv) ensure that no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current ESPP offering shall be used to purchase Shares within five (5) Business Days prior to the Effective Time, and the participants’ purchase rights under the ongoing offering shall terminate immediately after such purchase. As of the Effective Time, the Company shall terminate the ESPP.
          (e) The Parent or any of its Subsidiaries shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to the Vested Stock Options, Assumed Awards and Assumed RSUs with respect to the making of such payment under the Code, or any provision of state, local or foreign Law, and the Parent shall, or shall cause one of its Subsidiaries to, make any required filings with and payments to the applicable Governmental Entity relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Parent or any of its Subsidiaries, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Vested Company Stock Options, Assumed Awards or Assumed RSUs in respect of which such deduction and withholding was made by the Parent or any of its Subsidiaries.
          (f) The Board of Directors of the Company (or the appropriate committee thereof) shall adopt such resolutions and take any necessary actions to effectuate the foregoing provisions of this Section 3.3. The Company and Parent agree that, prior to the Offer Closing Date, the Company’s 2004 Equity Incentive Plan shall be amended to preclude any automatic or formulaic grant of options, restricted stock units or other awards thereunder on or after the Offer Closing Date. The Company shall take all necessary action to ensure that after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options, Company RSUs or otherwise.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC on or after January 1, 2010 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are cautionary, predictive or forward-looking in nature) (collectively, the “Filed SEC Documents”) or (ii) as disclosed in the disclosure letter previously delivered by the Company to Parent (the “Company Disclosure Letter”, it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
          Section 4.1 Qualification, Organization, Subsidiaries, Organization Documents, etc.
          (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, partnership or similar power and authority and necessary government approvals to own, lease and operate its properties and assets and to carry on its business as presently conducted.
          (b) Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.
          (c) As used in this Agreement, “Company Material Adverse Effect” means any state of facts, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (1) is materially adverse to the business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, or (2) renders the Company incapable of consummating the transactions contemplated by this Agreement by the End Date; provided, however, that, in the case of clause (1) only, no facts, circumstances, events, changes, effects or occurrences to the extent resulting from or arising out of the following shall be deemed, either alone or in combination to constitute, and no facts, circumstances, events, changes, effects or occurrences to the extent resulting from or arising out of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (i) changes after the date hereof in the economic, business, financial, technological or regulatory environment generally affecting the industries in which the Company and its Subsidiaries operate; (ii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or any natural disaster, in each case after the date hereof; (iii) changes after the date hereof in Law or applicable accounting regulations or principles or interpretations thereof; (iv) actions or omissions of the Company or any of its Subsidiaries to which Parent has expressly consented in writing; (v) any changes (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, distributor, partner or similar relationships) proximately caused by the announcement, pendency or anticipated consummation of this Agreement, the Offer or the Merger; or (vi) the failure, in and of itself, of the Company to meet internal or analysts’ expectations or projections (it being understood that the underlying causes of any such failure shall not be excluded by this clause (vi)); except, with respect to clauses (i), (ii) and (iii), as has or would reasonably be expected to have a disproportionate impact on the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole relative to other companies in the industries in which the Company operates.
          (d) The Company has delivered or made available to Parent prior to the date of this Agreement complete and correct copies of (A) the Restated Certificate of Incorporation of the Company (including any certificates of designation), as amended and currently in effect (the “Company Charter”), and the Amended and Restated Bylaws of the Company, as amended and currently in effect (the “Company Bylaws,” and, together with the Company Charter, the “Company Organizational Documents”) and (B) the articles or certificate of incorporation and bylaws or like organizational documents of each Significant Subsidiary, as amended and currently in effect (collectively, the “Company Subsidiary Organizational Documents”), and each such instrument is in full force and effect. The Company is not in material violation of the Company Organizational Documents and no Significant Subsidiary is in material violation of its Company Subsidiary Organizational Documents.
          Section 4.2 Capital Stock.
          (a) The authorized capital stock of the Company consists of 80,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of November 30, 2010 (the “Capitalization Date”), (i) 17,497,087 Shares were issued and outstanding, (ii) 81,453 Shares were held in treasury, (iii) 393,170 Shares were reserved for issuance pursuant to the Company Stock Plans, of which 1,530,498 Shares were underlying outstanding and unexercised Company Stock Options and 140,175 Shares were underlying outstanding and unsettled Company RSUs, and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding Shares, and all Shares reserved for issuance as noted in clause (iii) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. Section 4.2(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of the number of Shares subject to each outstanding Company Stock Option, the name of the holder, the exercise price, the grant date, the exercise period and vesting schedule of each such Company Stock Option; the number of Shares subject to each outstanding Company RSU, the name of the holder, the grant date, the vesting schedule and the settlement date of such Company RSU.
          (b) There have been no issuances by the Company of any shares of its capital stock since the Capitalization Date, other than issuances of Shares under the ESPP, upon the exercise of Company Stock Options outstanding as of the Capitalization Date and identified in subsection (a) above, and upon the settlement of Company RSUs outstanding as of the Capitalization Date and identified in subsection (a) above. Except as set forth in subsection (a) above, as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock, Voting Debt or other equity interests or awards (including any that are settled in cash based on the value of Company Common Stock) to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. No bonds, debentures, notes or other evidences of indebtedness having the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote (“Voting Debt”) are issued or outstanding as of the date hereof. No Subsidiary of the Company owns any shares of capital stock of the Company.
          (c) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock, Voting Debt or other equity interest of the Company or any of its Subsidiaries of the type referred to in Section 4.2(b) hereof. Neither the Company nor any of its Subsidiaries is a party to any currently effective agreement (A) restricting the purchase or transfer of, (B) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to or (C) granting any preemptive or antidilutive rights with respect to any capital stock, Voting Debt or other equity interest of the Company or any of its Subsidiaries of the type referred to in Section 4.2(b) hereof.
          (d) Except as disclosed in the Filed SEC Documents, no holder of securities in the Company or any of its Subsidiaries has any right to have such securities or the offering or sale thereof registered under or pursuant to any securities Laws by the Company or any of its Subsidiaries.
          (e) Other than in Subsidiaries of the Company, as of the date hereof, neither the Company nor its Subsidiaries directly or indirectly beneficially owns any securities or other beneficial ownership interests in any other entity. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than (i) guarantees by the Company of any indebtedness or other obligations of any wholly owned Subsidiary of the Company, (ii) loans between the Company (or a wholly owned Subsidiary of the Company) and a wholly owned Subsidiary of the Company, (iii) equity investments by the Company (or a wholly owned Subsidiary of the Company) in a wholly owned Subsidiary of the Company and (iv) loans made in accordance with applicable Laws and in the ordinary course consistent with past practice to employees of the Company and its Subsidiaries.

          (f) Neither the Company nor any of its Subsidiaries owns any shares of capital stock of Parent or any of its Subsidiaries.
          Section 4.3 Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a complete and correct list of each “significant subsidiary” of the Company as such term is defined in Regulation S-X promulgated by the SEC (each, a “Significant Subsidiary”). Section 4.3 of the Company Disclosure Letter also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each Significant Subsidiary. All equity interests (including partnership interests and limited liability company interests) of the Company’s Significant Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens and free of any other restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).
          Section 4.4 Corporate Authority Relative to This Agreement; No Violation.
          (a) The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval (if required by applicable Law), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by the Board of Directors of the Company, and, except for (i) the Company Stockholder Approval if required by applicable Law and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable Law, adopt this Agreement and approve the Merger and the transactions contemplated hereby (the “Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.
          (b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Exchange Act, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) any foreign antitrust, competition or similar Laws, (v) the filing with the Securities and Exchange Commission (the “SEC”) of (A) the Schedule 14D-9 and (B) if required by applicable Law, a proxy statement in definitive form relating to the Company Meeting (the “Proxy Statement”) and (vi) the approvals set forth on Section 4.4(b) of the Company Disclosure

Letter (collectively, the “Company Approvals”), no authorization, consent, Order, permit or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity, non-governmental self-regulatory agency, or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated hereby.
          (c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and compliance with the provisions hereof by the Company will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents or (iii) assuming that the consents and approvals referred to in Section 4.4(b) are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) (to the extent relating to Subsidiaries) and (iii), as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 4.5 Reports and Financial Statements.
          (a) The Company has filed all registration statements, prospectuses, schedules, forms, documents, statements, certifications and reports (including exhibits and all other information incorporated by reference therein) presently required to be filed prior to the date hereof by them with the SEC since June 30, 2007 (excluding the Schedule 14D-9 and the Proxy Statement, the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or subsequent filing prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of the time of filing with the SEC, none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.
          (b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents and each Company

SEC Document filed after the date hereof until the Effective Time, comply (or will comply, as applicable), as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared (or will have been prepared, as applicable) in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Forms 10-Q or 8-K or other applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (or will fairly present, as applicable) in all material respects the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). The financial books and records of the Company and its Subsidiaries, taken as a whole, are true and correct in all material respects.
          (c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.
          (d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Document.
          (e) No “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Filed SEC Documents has been amended or modified in any material respect, except for amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Document.
          (f) The Company maintains a system of internal controls over financial reporting and accounting sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (g) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are sufficient in all material respects to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.
          (h) The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of Sarbanes Oxley for the fiscal year ended June 30, 2010, and such assessment concluded that such controls were effective. Since June 30, 2007, the Company has disclosed to the Company’s outside auditors and the audit committee of the Company (and made copies of such disclosures available to Parent) (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since June 30, 2007, the Company has not received from its independent auditors any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.
          (i) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since June 30, 2007, there has been no material written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since June 30, 2007, no current or former attorney representing the Company or any of its Subsidiaries has reported in writing evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.
          (j) To the knowledge of the Company, since June 30, 2007, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the possible commission of any crime or the violation or possible violation of any Law of the type described in Section 806 of SOX.
          (k) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of Sarbanes Oxley. To the knowledge of the Company, since June 30, 2007, there have been no material violations of provisions of the Company’s code of ethics by any such persons.
          Section 4.6 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, (ii) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (iii) for liabilities or obligations incurred since September 30, 2010 in the ordinary course of business consistent with past practice, and (iv) for liabilities or obligations that have been discharged or paid in full prior to the date of this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, other than those that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.
          Section 4.7 Compliance with Law; Permits.
          (a) The Company and each of its Subsidiaries is, and since the later of June 30, 2007 and its respective date of formation or organization has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, Order or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law, (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since June 30, 2007, neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Entity (A) asserting that the Company or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with, Laws (except for any such lack of compliance which, individually or in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect) or (B) threatening to revoke any Company Permit (except for any such revocation which, individually or in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect) nor, to the actual knowledge of any of the Persons listed on Section 4.7(a) of the Company Disclosure Letter, after due inquiry (“knowledge of the Company”), does any basis exist therefor. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries which, individually or in the aggregate, would have, or reasonably be expected to have, a Company Material Adverse Effect.

          (b) The Company and its Subsidiaries hold and are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity and third Persons necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses in the manner as they are now being conducted (the “Company Permits”), and all Company Permits are in full force and effect, except where the failure to so hold or be in full force and effect would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not, and since June 30, 2007 have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.
          (c) The Company is, and, since June 30, 2007 has been, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it.
          (d) From and after June 30, 2007, to the knowledge of the Company, neither the Company, any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) directly or indirectly, used, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any of its Subsidiaries or (iii) directly or indirectly, made any unlawful payment.
          (e) From and after June 30, 2007, to the knowledge of the Company, (i) all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and (ii) there have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.
          (f) To the knowledge of the Company, from and after June 30, 2007, the Company and each of its Subsidiaries have conducted their export and import transactions in accordance in all material respects with applicable provisions of United States Laws, and other Laws of the countries where they conduct business. Without limiting the foregoing:
               (i) to the knowledge of the Company, the Company and each of its Subsidiaries have obtained all licenses and other approvals required for their exports of products, software and technologies from, and their imports of products, software and technologies into, the United States and other countries where they conduct business;

               (ii) to the knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with the terms of such applicable licenses or other approvals; and
               (iii) there are no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries with respect to such export and import transactions or such licenses or other approvals.
          Section 4.8 Environmental Laws and Regulations.
          (a) Except in each case as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have, since the later of June 30, 2007 and its respective date of formation or organization, conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) there has been no release of any Hazardous Substance at, to, on, under or emanating from any property owned, leased or used by the Company or any of its Subsidiaries in any manner that has or would reasonably be expected to give rise to any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) since the later of June 30, 2007 and its respective date of formation or organization until the date of this Agreement, neither the Company nor any of its Subsidiaries has received in writing any notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local or foreign or provincial Governmental Entity asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, (iv) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are, or, to the knowledge of the Company, threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.
          (b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.
          (c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

          Section 4.9 Employee Benefit Plans.
          (a) Section 4.9(a) of the Company Disclosure Letter sets forth a true and complete list of each employee or director benefit plan, arrangement or agreement (other than those employment agreements, offer letters and/or employment contracts that are terminable at-will by the Company or a Subsidiary, as applicable, on no more than one month’s notice or the minimum required notice period under applicable Law, without the payment of severance or other separation pay), except as required by applicable Law, including: (i) any such plan, arrangement or agreement that is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or (iii) a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment (subject to the exclusion set forth above), change of control, retention, or fringe benefit plan, program or agreement that is sponsored or maintained by the Company or any of its Subsidiaries, or pursuant to which any of their respective ERISA Affiliates has any current or future obligation, to or for the benefit of the employees or directors of the Company and its Subsidiaries (collectively, the “Company Benefit Plans”). Section 4.9(a)(x) of the Company Disclosure Letter identifies the material Company Benefit Plans that are maintained primarily for the benefit of employees of the Company who are regularly employed outside the United States.
          (b) The Company has delivered or made available to Parent prior to the date of this Agreement complete and correct copies of each of the Company Benefit Plans and (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); and (iv) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan.
          (c) Section 4.9(c) of the Company Disclosure Letter identifies each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust (or the Qualified Plan and related trust are subject to a favorable opinion letter) that has not been revoked, and there are no existing circumstances and no events have occurred that would adversely affect the qualified status of any Qualified Plan or the related trust.
          (d) Each of the Company Benefit Plans has been established, operated and administered in all material respects with applicable Laws, including ERISA, the Code and, in each case, the regulations thereunder.
          (e) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their ERISA Affiliates that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Effective Time and, without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.
          (f) No Company Benefit Plan provides health or life insurance benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law and, except as may otherwise be required under applicable Law, at the expense of the employee or former employee.
          (g) (i) No Company Benefit Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (“Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), (ii) none of the Company and its Subsidiaries, nor any of their ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of the Company and its Subsidiaries, nor any of their ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.
          (h) Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) self-insured and the Company has sufficient reserves to pay run out claims if such Company Benefit Plan is terminated.
          (i) All contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or, to the extent not required to be paid, accrued in accordance with GAAP.
          (j) Neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 of ERISA or a material Tax imposed pursuant to Section 4975 of the Code. There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, whether insured or uninsured.
          (k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Offer and the Merger, will (either alone or in conjunction with any other event) (i) entitle any employee, officer or director of the Company or any of its Subsidiaries to severance or termination pay, except as may be required by applicable Law, (ii) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, except as may be required by applicable Law, or (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including the Offer and the Merger (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code, or otherwise.
          (l) All Company Stock Options have been granted in compliance with the terms of the applicable Company Benefit Plans, with applicable Law, and with the applicable provisions of the Company Charter and Company Bylaws as in effect at the applicable time, and all such Company Stock Options are accurately disclosed in all material respects as required under applicable Law in (i) the Filed SEC Documents, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded), and (ii) the Tax Returns of the Company. In addition, the Company has not issued any Company Stock Options or any other similar equity awards pertaining to Shares under any Company Benefit Plan with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.
          (m) All Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been established, maintained and administered in all material respects in accordance with all applicable Laws, (ii) if they are required to be registered have been registered and if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and applicable Law.
          (n) Each individual who currently renders services to the Company or any of its Subsidiaries and who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and exclusion from participation under the Company Benefit Plans) is properly so characterized, except to the extent that any potential mischaracterization of such an independent contractor or other non-employee by the Company or its Subsidiaries would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.
          (o) The parties hereto acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment, compensation, severance and other Company Benefit Plans or pursuant to the terms of this Agreement, including Sections 3.3, 6.5 and 6.9 (collectively, the “Arrangements”) to certain holders of Shares and other securities of the Company (the “Covered Stockholders”). Payments and grants under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing, by the Covered Stockholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Stockholder. The adoption, approval, amendment or modification of each

Arrangement has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the “safe harbor” requirements of Rule 14d-10(d)(2) under the Exchange Act as a result of the taking, prior to the execution of this Agreement, of all necessary actions by the Board of Directors of the Company, the compensation committee thereof and its independent directors, and, to the extent required, the Board of Directors of the Company, the compensation committee thereof and/or its independent directors, shall take, prior to the initial acceptance for payment by Merger Sub of Company Shares pursuant to the Offer, all other actions necessary to satisfy the “safe harbor” requirements of Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing Arrangements and any similar arrangement entered into by the Company or any of its Subsidiaries on or, subject to the restrictions contained in this Agreement, after the date hereof.
          Section 4.10 Absence of Certain Changes or Events. Since June 30, 2010, (a) through the date of this Agreement, except as otherwise required or contemplated by this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice; and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1 and (b) there have not been any facts, circumstances, events, changes, effects or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.
          Section 4.11 Investigations; Litigation. There are no (i) actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties including Intellectual Property, at law or in equity, or (ii) Orders of any Governmental Entity against the Company or any of its Subsidiaries, in each case that have had or would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 4.12 Company Information. The Proxy Statement, if any, will not at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, if any, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to Parent, Merger Sub or any Affiliate or Representative of Parent or Merger Sub. The Proxy Statement, if any, will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by the Company with respect to information supplied by or related to Parent, Merger Sub or any Affiliate or Representative of Parent or Merger Sub. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to Parent, Merger Sub or any Affiliate or Representative of Parent or Merger Sub.
          Section 4.13 Tax Matters.
          (a) Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of the Company and its Subsidiaries, (iii) there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof, (viii) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, and (ix) none of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).
          (b) As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).
          Section 4.14 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council or labor organization applicable to their respective employees. Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company: (i) no labor union, works council or labor organization or other group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority. To the knowledge of the Company, there are no organizational efforts, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving employees of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in material compliance with all applicable Laws and collective bargaining, works council or similar agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
          Section 4.15 Intellectual Property.
          (a) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company (A) owns and is listed in the records of the appropriate United States, state or foreign registry as the current owner of record for each application and registration of Intellectual Property or (B) has a legally enforceable right to use (in each case, free and clear of any Liens) all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe on or misappropriate, either directly or indirectly (such as through contributory infringement or inducement to infringe), the Intellectual Property rights of any Person, and the use by the Company or any of its Subsidiaries of any Intellectual Property is in accordance with any applicable grant, license, agreement, instrument or other arrangement pursuant to which the Company or any Affiliate acquired the right to use such Intellectual Property; (iii) to the knowledge of the Company, no Person is misappropriating, infringing, diluting or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries; (iv) no claims, suits, arbitrations or other adversarial proceedings relating to matters described in clause (iii) above have been brought or threatened against any Person by the Company or any of its Subsidiaries; (v) since June 30, 2007, neither the Company nor any of its Subsidiaries has received written notice by any Person of any pending or threatened claim, suit, action, mediation, arbitration, order or other adversarial proceeding involving the Company or a Subsidiary (A) alleging infringement (or other violation) by the Company or any of its Subsidiaries of Intellectual Property or other rights of any Person or (B) challenging the Company’s or any of its Subsidiaries’ ownership or use of, or the validity, enforcement, registrability or maintenance of, any Intellectual Property owned or used by the Company or any of its Subsidiaries, and no Intellectual Property owned by the Company or any of its Subsidiaries, and to the knowledge of the Company no Intellectual Property used (but not owned) by the Company or any of its Subsidiaries, is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property; (vi) the Intellectual Property owned by the Company or any of its Subsidiaries that is registered with any Governmental Entity, and to the knowledge of the Company the Intellectual Property used (but not owned) by the Company or any of its Subsidiaries that is registered with any Governmental Entity, (A) has been duly maintained, (B) is subsisting, in full force and effect, (C) is valid and enforceable, (D) has not expired, been cancelled or abandoned and (E) all maintenance, registration and renewal fees necessary to preserve the rights of the Company in connection with such Intellectual Property have been paid by the applicable due date for such payment, and there are no actions that must be taken by the Company or any of its Subsidiaries within 90 days from the date hereof, including the payment of any registration, maintenance or renewal fees or the filing with the United States Patent and Trademark Office or such other appropriate U.S. or foreign office or similar administrative agency of documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any rights in the registered or applied-for Intellectual Property; (vii) neither the Company nor any of its Subsidiaries has entered into any consents, Orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements which (A) restrict the Company’s or any of its Subsidiaries’ right to use any Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business), (B) restrict the Company’s or any of its Subsidiaries’ businesses in order to accommodate a third Person’s Intellectual Property rights, (C) permit third parties to use any Intellectual Property owned or controlled by the Company or any of its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business) or (D) reasonably would be expected to provide a third Person a defense to patent infringement in connection with any Intellectual Property owned or used by the Company (other than non-exclusive licenses granted in the ordinary course of business); (viii) the Company and each of its Subsidiaries has used reasonable efforts to maintain the confidentiality of the Intellectual Property and trade secrets used in the business of the Company or any of its Subsidiaries as presently conducted; and (viii) each current and former employee of the Company or any of its Subsidiaries who has contributed to or participated in research and development activities for the Company or any of its Subsidiaries will not, after giving effect to the transactions contemplated herein, to the knowledge of the Company, own or retain any rights to use any of the Intellectual Property owned or used by the Company or any of its Subsidiaries. No software distributed by the Company as part of product distributed by the Company, and to the knowledge of the Company no software used in the conduct of its business, (a) contains any device or feature designed to disrupt, disable, or otherwise impair its functioning, or (b) is subject to the terms of any “open source” or other similar license requiring source code of software owned by the Company to be publicly distributed or dedicated to the public, other than any such device, feature or license which, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to the Company’s or its Subsidiaries’ right to own or use any of the Intellectual Property owned or used in the conduct of its business as currently conducted other than any such losses, impairments, payments, conflicts, or failure to obtain consents, which, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.
          Section 4.16 Property. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Liens permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the personal property and the leased property.
          Section 4.17 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., dated as of the date hereof (and, if it is in writing, has provided a copy of such opinion to Parent for informational purposes only), to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth in such opinion, the $118.50 in cash per Share to be received pursuant to this Agreement by the holders of Shares (other than Parent and Merger Sub) is fair, from a financial point of view, to such holders and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
          Section 4.18 Required Vote of the Company Stockholders. Assuming the accuracy of the representations and warranties in Section 5.8, if required by applicable Law, the affirmative vote of the holders of outstanding Shares, voting together as a single class, representing at least a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, is the only vote or consent of holders of securities of the Company that is required to approve this Agreement, the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).
          Section 4.19 Material Contracts.
          (a) This Agreement, the Company Benefit Plans, the Contracts filed with the SEC as exhibits to the Filed SEC Documents, and those Contracts listed in Section 4.19 of the Company Disclosure Letter (such contracts, collectively, the “Company Material Contracts”) constitute all of each of the following Contracts, whether written or oral (without duplication), that the Company or any of its Subsidiaries is a party to or bound by as of the date hereof: (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) of the Company; (ii) any employment, severance or consulting Contract or offer letter with an employee or former employee, officer or director of the Company or any Subsidiary of the Company that will require the payment of amounts by the Company or any Subsidiary of the Company, as applicable, after the date hereof in excess of $200,000 per annum, other than those employment agreements, offer letters and/or employment contracts that are terminable at-will by the Company or a Subsidiary, as applicable, on no more than one month’s notice or the minimum required notice period under applicable law; (iii) any collective bargaining Contract, or any other agreement or work rule or practice with any labor union, labor organization or works council; (iv) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $5,000,000; (v) any Contract containing covenants of the Company or any Subsidiary of the Company to indemnify or hold harmless another Person or group of Persons, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, would not reasonably be expected to exceed a maximum of $2,000,000; (vi) any Contract that limits or purports to limit, in any material respect, the ability of the Company or any of its Subsidiaries or Affiliates (including, following the Merger, Parent or any of its Subsidiaries or Affiliates, including the Surviving Corporation) to engage in any line of business or compete with or obtain products, commodities or services in any geographic area; (vii) any license, royalty Contract or other Contract with respect to Intellectual Property which, pursuant to the terms thereof, requires payments by the Company or any Subsidiary of the Company in excess of $500,000 per annum; (viii) any Contract pursuant to which the Company or any Subsidiary of the Company has entered into a partnership or joint venture with any other Person; (ix) any indenture, mortgage, loan, guarantee or credit Contract under which the Company or any Subsidiary of the Company has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $5,000,000, other than any such indebtedness between the Company (whether as creditor or debtor) and any wholly owned Subsidiary of the Company or between any wholly owned Subsidiaries of the Company; (x) any Contract under which the Company or any Subsidiary of the Company is (A) a lessee of real property, (B) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, (C) a lessor of real property, or (D) a lessor of any tangible personal property owned by the Company or any Subsidiary of the Company, in each case which requires annual payments in excess of $500,000; (xi) any Contract other than a Company Benefit Plan which requires payments by the Company or any Subsidiary of the Company in excess of $500,000 per annum containing “change of control” or similar provisions; (xii) all sole source or material limited source supply agreements; (xiii) any Contract (other than Contracts of the type described in subclauses (i) through (xii) above) that involves aggregate payments by or to the Company or any Subsidiary of the Company in excess of $500,000 per annum; and (xiii) any Contract the termination or breach of which, or the failure to obtain consent in connection with the transactions contemplated hereby in respect of which, would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent prior to the date of this Agreement complete and correct copies of each Company Material Contract listed in Section 4.19 of the Company Disclosure Letter.
          (b) (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance, either individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any, and to the knowledge of the Company there exits no, event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except where such default, either individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.
          Section 4.20 FDA Matters.
          (a) Except as set forth in Section 4.20 of the Company Disclosure Letter, the Company’s business is being conducted in compliance in all material respects with, as applicable, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321 et seq., and all regulations promulgated thereunder (the “FDCA”), and all U.S. Food and Drug Administration (“FDA”) Laws, including FDA regulations on clinical trials, establishment registration and device listing, medical device reporting, correction and removal reporting, good manufacturing practices, and device labeling, as well as comparable applicable foreign Laws.
          (b) There are no products that have been commercially distributed by the Company since June 30, 2007 that would require the CE marking of conformity or any approval or premarket clearance by the FDA or any comparable foreign Governmental Entity for the purpose for which they currently are being manufactured or sold (i) for which such CE marking of conformity, approval or premarket clearance has not been obtained, or (ii) for which such CE marking of conformity, approval or premarket clearance has been withdrawn, revoked or cancelled or is no longer in full force and effect or is wrongly affixed to such products.
          (c) Except as set forth in Section 4.20 of the Company Disclosure Letter, the Company has not received since June 30, 2007, notice of any, and to the knowledge of the Company there is no, pending, material Action by the FDA or any comparable foreign Governmental Entity, including but not limited to recall procedures or market withdrawals, pending or threatened against the Company alleging that products of the Company, or the manufacturing, marketing, advertising, promotion, labeling, distribution, or sale thereof, are in violation in any material respect of the FDCA or comparable applicable foreign Laws.
          Section 4.21 Finders or Brokers. Except for Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Offer, the Merger or the other transactions contemplated hereby.
          Section 4.22 State Takeover Statutes. The Board of Directors of the Company has approved this Agreement, and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of the Company, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” laws.
          Section 4.23 No Other Representations; Non-Reliance. The Company acknowledges that neither Parent, Merger Sub, nor any Subsidiary of Parent or Merger Sub has

made or is making any representations or warranties whatsoever in connection with the transactions contemplated by this Agreement, express or implied, except as provided in Article V, and that the Company is not relying nor has it relied on any representations or warranties whatsoever in connection with the transactions contemplated by this Agreement, express or implied, except as provided in Article V.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC on or after January 1, 2010 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are cautionary, predictive or forward-looking in nature) or (ii) as disclosed in the disclosure letter previously delivered by Parent to the Company (the “Parent Disclosure Letter”, it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
          Section 5.1 Qualification; Organization.
          (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. True, complete and correct copies of the articles of incorporation of Parent and the by-laws of Parent, as in effect as of the date of this Agreement, have previously been made available to the Company.
          (b) Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.
          Section 5.2 Corporate Authority Relative to This Agreement; No Violation.
          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated this Agreement have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby, including the Offer and the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.
          (b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) the HSR Act, (iv) the antitrust, competition or similar Laws of any foreign jurisdiction listed on Section 1.1(e) of the Parent Disclosure Schedule (as it may be modified or supplemented as set forth therein) and (v) such filings with the SEC as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby (collectively, the “Parent Approvals”), no authorization, consent, Order, permit or approval of, or filing with, any Governmental Entity is necessary under applicable Law for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, Orders, permits, approvals or filings, that, if not obtained or made, would not have, or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 5.3 Parent Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement, if any, will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, if any, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Schedule 14D-9 will not, when the Schedule 14D-9 is filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent or Merger Sub with respect to information supplied by or related to the Company or any Affiliate or Representative of the Company. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws.
          Section 5.4 Availability of Funds. As of the Offer Closing and the Closing Date, Parent and Merger Sub shall have sufficient funds immediately available to Parent and Merger Sub, as applicable, to consummate the Offer and the Merger and to make all other payments and perform the other obligations of Parent and Merger Sub contemplated by this Agreement, including the payment of the aggregate Offer Price and the Merger Consideration and the consideration in respect of the Company Stock Options under Section 3.3. Parent and Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.
          Section 5.5 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Offer Closing and the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business other than (x) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (y) in relation to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and the financing of such transactions.
          Section 5.6 Investigations; Litigation. As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have, or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any Order that would have, or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 5.7 Finders or Brokers. Except for Barclays Capital Inc. and JPMorgan Securities Inc., neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Offer, the Merger or the other transactions contemplated hereby.
          Section 5.8 No Interested Shareholder. Prior to the Board of Directors of the Company approving this Agreement, the Offer, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Offer, the Merger, or any transactions contemplated by this Agreement.
          Section 5.9 No Other Representations; Non-Reliance. Parent and Merger Sub each acknowledge that neither the Company nor any Subsidiary of the Company has made or is making any representations or warranties whatsoever in connection with the transactions contemplated by this Agreement, express or implied, except as provided in Article IV, and that neither Parent nor Merger Sub is relying or has relied on any representations or warranties whatsoever in connection with the transactions contemplated by this Agreement, express or implied, except as provided in Article IV.
ARTICLE VI
COVENANTS AND AGREEMENTS
          Section 6.1 Conduct of Business.
          (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), (iii) as expressly contemplated or required by this Agreement or (iv) as disclosed in Section 6.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course consistent with past practices, (y) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees in each case and (z) take no action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby, or otherwise materially delay or prohibit consummation of the Offer, the Merger or other transactions contemplated hereby.
          (b) Without limiting the generality of Section 6.1(a), the Company agrees with Parent that between the date hereof and the earlier of the Effective Time and the Termination Date, except as set forth in Section 6.1(b) of the Company Disclosure Letter or as otherwise expressly contemplated or expressly permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):
          (i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

          (ii) make, declare, set aside or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except pursuant to the exercise of Company Stock Options or settlement of Company RSUs outstanding as of the date hereof and in accordance with the terms of such awards; provided that this Section 6.1(b)(ii) shall not apply to dividends or distributions paid in cash by wholly owned Subsidiaries of the Company to the Company or to other wholly owned Subsidiaries of the Company;
          (iii) grant any Person any right to acquire any shares of its capital stock;
          (iv) issue or authorize the issuance of any additional shares of capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except pursuant to the exercise of Company Stock Options or settlement of Company RSUs outstanding as of the date hereof and in accordance with the terms of such awards as in effect on the date hereof;
          (v) purchase, acquire, sell, transfer, invest in, pledge, mortgage, encumber or otherwise dispose of any properties or assets (other than sales of inventory, or commodity, purchase, sale or hedging agreements, in each case in the ordinary course of business consistent with past practices), if the aggregate amount of the consideration paid, received or transferred by the Company and its Subsidiaries (or the fair market value of property pledged, mortgaged or encumbered) in connection with all such transactions would exceed $5,000,000;
          (vi) incur, assume, guarantee, or become obligated with respect to any debt, excluding intercompany debt, other than settlement obligations and other than pursuant to the Company’s revolving credit facility or under short-term debt or overdraft facilities, in each case as in effect as of the date hereof or as replaced and renewed from time to time, and in each case incurred in the ordinary course of business consistent with past practices;
          (vii) except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract that if entered into prior to the date hereof would be a Company Material Contract, in each case other than any Contract relating to indebtedness that would not be prohibited under clause (vi) of this Section 6.1(b) or Contracts relating to compensation or benefits or Company Benefit Plans to the extent not prohibited under clause (viii) of this Section 6.1(b);
          (viii) except to the extent required by Law or by Contracts or the terms of the Company Benefit Plans (each as in existence as of the date hereof), (A) grant or pay to any current or former director, officer, employee, consultant or other service provider of the Company or its Subsidiaries any increase in compensation, except for annual salary or wage increases in the ordinary course of business consistent with past practice, including the timing thereof, not to exceed five (5%) percent per individual director, officer, employee, consultant or other service provider, (B) grant or pay (or commit to grant, pay or increase) any current or former director, officer, employee, consultant or service provider any severance or termination pay, except for any such payments to employees who are not officers of the Company or its Subsidiaries in the ordinary course of business consistent with the terms of the Company’s and/or Subsidiary’s, as applicable, existing general severance policies and practices (a true and complete written description of which has previously been provided to Parent) in exchange for a release of claims against the Company and its Subsidiaries (unless requiring a release of claims is legally prohibited under the Laws of the non-U.S. jurisdiction in which the terminated individual primarily provided services), (C) increase the compensation or benefits provided under any Company Benefit Plan, except for increases in the ordinary course of business consistent with past practice, (D) modify any Company Stock Option, Company RSU or other equity-based award, (E) make any discretionary contributions or payments to any trust or other funding vehicle, except for contributions or payments required under the terms of a Company Benefit Plan or applicable Law or in the ordinary course of business consistent with past practice, (F) accelerate the payment or vesting of any payment, equity award or benefit provided or to be provided to any current or former director, officer, employee, consultant or other service provider or otherwise pay any amounts or provide any benefits not due such individual, (G) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (except as permitted under clause (A) hereof), severance (except as permitted under clause (B) hereof), pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any current or former director, officer, employee, consultant or service provider (or, except as permitted under clause (I) hereof, newly hired employees, consultants, director or service providers), or any collective bargaining, works council or similar labor-related agreement, (H) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (I) hire any new officer (i.e., Vice President or above), employee, consultant or service provider or appoint any new member of the Company’s Board of Directors, except that the Company and its Subsidiaries, as applicable, may hire or engage non-officer employees, consultants and/or service providers in the ordinary course of business and on terms that are consistent with past practice;
          (ix) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment by the Company of monetary damages not in excess of $500,000 in the aggregate or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

          (x) amend or waive or propose to amend or waive any material provision of its Company Organizational Documents or enter into any agreement with any of its stockholders in their capacity as such;
          (xi) authorize or make any capital expenditures, other than (a) capital expenditures made in the ordinary course of business consistent with past practice and (b) capital expenditures not in the ordinary course of business consistent with past practice not to exceed $5,000,000 in the aggregate;
          (xii) take any action that is intended or would reasonably be expected to, individually or in the aggregate with other such actions, result in any of the conditions to the Offer or the Merger set forth in Annex A or Article VII becoming incapable of being satisfied;
          (xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
          (xiv) enter into any transaction or make any payment that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC;
          (xv) implement or adopt any material change in its financial accounting principles, practices or methods, other than as required by GAAP or applicable Law;
          (xvi) make, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax return, enter into any closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes, other than as required by applicable Law; or
          (xvii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.1(b).
          Section 6.2 Access.
          (a) From the date hereof until the Effective Time, upon reasonable notice and subject to the requirements and prohibitions of applicable Laws, the Company shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, and (ii) furnish to Parent and its Representatives such other information concerning its business, properties and personnel as such Persons may reasonably request, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information that would reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or would cause a risk of a loss of privilege to the Company or any of its Subsidiaries. Any investigation pursuant to this Section 6.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

          (b) Parent and the Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, dated November 29, 2010, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.
          Section 6.3 No Solicitation.
          (a) The Company agrees that none of its, nor any of its Subsidiaries’, respective directors, officers, agents, accountants, financial advisors or attorneys shall (and the Company shall direct and use reasonable best efforts to cause its and its Subsidiaries’ employees who are not officers or directors not to), directly or indirectly: (i) initiate, solicit, knowingly encourage (including by providing information or assistance) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, (ii) provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with, any Person or its Representatives (other than Parent and its Representatives) relating to or in connection with an actual or proposed Alternative Proposal (except to disclose the existence of the provisions of this Section 6.3), (iii) engage in any discussions or negotiations with any Person (other than Parent and its Representatives) concerning an actual or proposed Alternative Proposal, (iv) approve, endorse or recommend, agree to or accept any actual or proposed Alternative Proposal, (v) approve, endorse or recommend, agree to or accept or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any actual or proposed Alternative Proposal or (vi) agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.3 by the Company, or any Affiliate or Representative of the Company, shall constitute a breach of this Section 6.3 by the Company.
          (b) The Company shall, shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person or its Representatives (other than the parties hereto) conducted heretofore or that may be ongoing with respect to, or that may reasonably be expected to lead to, any Alternative Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and (iii) take such action as is necessary to enforce any confidentiality or “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary (in the case of confidentiality or similar provisions, to the extent entered into in connection with or in relation to an Alternative Proposal).
          (c) Notwithstanding anything to the contrary in Section 6.3(a) or (b), in the event that, prior to the Offer Closing, the Company receives an unsolicited bona fide written Alternative Proposal that did not result from or arise in connection with a breach of this Section 6.3, and that, in the good faith determination of the Board of Directors of the Company, constitutes or is reasonably likely to result in, a Superior Proposal, it may, subject to compliance with Section 6.3(d), prior to the Offer Closing, take the following actions (but only if and to the extent that the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to cause it to breach or violate its fiduciary duties under applicable law): (i) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such bona fide written Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement containing terms at least as restrictive with respect to such Person as to the use and disclosure of nonpublic, confidential information as the terms contained in the Confidentiality Agreement are with respect to Parent and (ii) participate in discussions or negotiations with, and only with, such Person and its Representatives regarding such bona fide written Alternative Proposal; provided, however, that the Company shall promptly (and in any event within 24 hours) notify Parent that the Board of Directors of the Company has determined to take such actions and the Company shall simultaneously provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such bona fide written Alternative Proposal or its Representatives which was not previously provided or made available to Parent. The Company shall not, and shall not cause or permit its Subsidiaries or Representatives to, enter into any confidentiality agreement relating to or in connection with an Alternative Proposal with any Person subsequent to the date of this Agreement except for a customary confidentiality agreement pursuant to clause (i) above of this Section 6.3(c), and neither the Company, nor any of its Subsidiaries or Representatives, has entered into any agreement relating to or in connection with an Alternative Proposal prior to the date hereof, and the Company shall not, and shall not cause or permit its Subsidiaries or Representatives to, enter into any agreement relating to or in connection with an Alternative Proposal following the date hereof, that would prevent the Company from providing any information to Parent as contemplated by this Agreement.
          (d) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the Person making any such Alternative Proposal or indication, inquiry or request and the material terms of any such Alternative Proposal or indication, inquiry or request (including copies of any document or correspondence evidencing such Alternative Proposal or indication, inquiry or request). The Company shall keep Parent reasonably informed of the status (including any material change to the terms thereof) of any such Alternative Proposal or indication, inquiry or request.
          (e) The Board of Directors of the Company shall not (i) withdraw, modify or qualify in any manner adverse to Parent or Merger Sub the Recommendation or (ii) make any public statement in connection with the Company Meeting, or in reference to an Alternative Proposal, that is inconsistent with the Recommendation (any action or public statement described in clause (i) or (ii) being referred to as a “Change of Recommendation”), or (iii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than any customary confidentiality agreement entered into pursuant to clause (i) above of Section 6.3(c)) (an “Alternative Acquisition Agreement”) relating to any Alternative Proposal (A) in each case, unless it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to cause it to breach or violate its fiduciary duties under applicable law, and subject to the requirement that (1) the Company shall have complied in all material respects with this Section 6.3, given Parent and Merger Sub prompt written notice advising them of the decision of the Board of Directors of the Company to take such action and, in the event that such decision relates to an Alternative Proposal, such Alternative Proposal shall have been an unsolicited bona fide written Alternative Proposal that did not result from or arise in connection with a breach of this Section 6.3 and that in the good faith determination of the Board of Directors of the Company constitutes a Superior Proposal, and the Company shall have included in such notice the material terms and conditions of the Alternative Proposal, including the identity of the person making any such Alternative Proposal and copies of any document or correspondence evidencing such Alternative Proposal and (2) in the event that such decision relates to an Alternative Proposal: (x) the Company shall have given Parent and Merger Sub three (3) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if Parent and Merger Sub propose to revise the terms of this Agreement (or make another proposal), the Company shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with Parent and Merger Sub with respect to such proposed revisions or other proposal and (y) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent and Merger Sub, if any, that such Alternative Proposal constitutes a Superior Proposal, and (B) in the case of any action contemplated by clause (iii) above, unless the Company shall have validly terminated this Agreement in accordance with Section 8.1(h), including the payment of the Termination Fee in accordance with Section 8.2. In the event the Board of Directors of the Company does not make the determination referred to in the preceding clause (A)(2)(y) of this paragraph and thereafter determines to effect a Change of Recommendation pursuant to this Section 6.3(e), the procedures referred to above shall apply anew and shall also apply to any subsequent Change of Recommendation. Following each and every material revision to such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.3(e) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) days (one (1) of which must be a Business Day).
          (f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) promulgated under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company expressly and concurrently reaffirms the Recommendation.
          (g) As used in this Agreement, the following terms shall have the following meanings:
               (i) “Alternative Transaction” with respect to the Company, shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third Persons involving: (A) any purchase from the Company or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any Person or “group” of Persons (as defined under Section 13(d) of the Exchange Act) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, or (B) any sale, lease exchange, transfer, license, acquisition or disposition of more than 15% of the assets of the Company and its Subsidiaries, taken as a whole, or (ii) any liquidation or dissolution of the Company or any of its Subsidiaries;
               (ii) “Alternative Proposal” shall mean any offer, proposal or indication of interest (whether binding or non-binding) to the Company or its stockholders relating to an Alternative Transaction; and
               (iii) “Superior Proposal” means an unsolicited, bona fide written Alternative Proposal made by a third Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) (provided that each reference to 15% in the definition of “Alternative Transaction” shall be replaced with 50% for purposes of “Alternative Proposal” as used in this definition of “Superior Proposal”), in each case that the Board of Directors of the Company has in good faith determined (taking into account, among other things, (1) its consultation with its outside legal counsel and its financial advisors of nationally recognized reputation, (2) the identity of the Person (or group of Persons) making such Alternative Proposal and (3) all terms and conditions of such Alternative Proposal, including all legal, financial, regulatory and other aspects of such Alternative Proposal, the form of consideration, financing conditionality, anticipated timing (including any delay relative to the transactions contemplated by this Agreement (including any binding offer by Parent to amend the terms of this Agreement) and/or to any other proposal made by Parent and Merger Sub pursuant to Section 6.3(e)), and any break-up fees, expense reimbursement provisions and conditions to consummation, and of this Agreement (including any binding offer by Parent to amend the terms of this Agreement), and/or of any such other proposal), (x) to be more favorable, from a financial point of view, to the Company’s stockholders, than the transactions contemplated by this Agreement (including any binding offer by Parent to amend the terms of this Agreement) or any such other proposal and (y) to be reasonably capable of being consummated on the terms proposed.
          Section 6.4 Filings; Other Actions.
          (a) If the approval of this Agreement by the Company’s stockholders is required under applicable Law, as promptly as practicable following the Offer Closing, the Company shall prepare and file with the SEC the Proxy Statement, and Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the staff of the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the staff of the SEC relating to the Proxy Statement. Prior to filing with the SEC, sending to the SEC or mailing to stockholder of the Company (i) the Proxy Statement (including each amendment or supplement thereto) and (ii) all written responses to requests for additional information by and replies to written comments of the staff of the SEC or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response, shall include in such document or response all comments reasonably proposed by Parent, and shall obtain the consent of Parent to such filing or mailing, such consent not to be unreasonably withheld conditioned or delayed. The Company will provide to Parent copies of all such filings made and correspondence with the SEC or its staff with respect thereto. If at any time prior to the earlier of the Effective Time and the Termination Date, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.
          (b) If the approval of this Agreement by the Company’s stockholders is required under applicable Law, the Company shall (i) take all action necessary in accordance with the DGCL and the Company Organizational Documents to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Offer Closing (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) subject to Section 6.3(e), include the Recommendation in the Proxy Statement. Notwithstanding the foregoing, if following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent, Merger Sub and their respective Subsidiaries shall hold, in the aggregate, at least ninety percent (90%) of the outstanding Shares (determined on a fully diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof)), the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any Shares held by Parent or any Subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the Offer Closing and as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares, without the Company Stockholders Meeting in accordance with Section 253 of the DGCL.

          Section 6.5 Employee Matters.
          (a) From and after the Effective Time, the employees of the Company and its Subsidiaries who are employed by the Surviving Corporation as of the Effective Time and who remain employed with the Surviving Corporation thereafter (the “Company Employees”) will be offered participation and coverage under Parent’s and its Subsidiaries’ (excluding, for these purposes, after the Effective Time, the Company and its Subsidiaries) compensation and benefit plans that are substantially similar to the plans generally in effect for similarly situated employees of Parent and its Subsidiaries (the “Parent Benefit Plans”); provided, that continued participation and coverage following the Effective Time under the benefit plans of the Company and its Subsidiaries as in effect immediately prior to the Effective Time shall be deemed to satisfy the obligations under this sentence, it being understood that the Company Employees may commence participating in the comparable Parent Benefit Plans on different dates following the Effective Time with respect to different comparable Parent Benefit Plans.
          (b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries providing benefits to any Company Employees after the Effective Time (including any such plans that are Company Benefits Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply (i) with respect to benefit accrual under any defined benefit pension plan, (ii) for purposes of any New Plan under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service, (iii) for purposes of any New Plan that is grandfathered or frozen, either with respect to level of benefits or participation, or (iv) to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent legally permissible, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, life insurance and/or vision benefits to any Company Employee, (x) Parent shall, or shall cause the Surviving Corporation to, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and (y) to the extent information is provided to Parent in a form reasonably acceptable to Parent and its plan administrator, Parent shall, or shall cause the Surviving Corporation to, cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the Old Plan’s plan year ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan, for purposes of satisfying all deductible, coinsurance, maximum out-of-pocket and life-time maximum limitations or requirements applicable to such employee and his or her covered dependents for the applicable plan year, as if such amounts had been paid in accordance with such New Plan.

          (c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, honor all obligations under the Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall prohibit the Surviving Corporation from amending, suspending or terminating any particular Company Benefit Plan to the extent permitted by its terms and applicable Law.
          (d) Notwithstanding the foregoing provisions of this Section 6.5, the provisions of Sections 6.5(a), (b) and (c) shall apply only with respect to Company Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees of the Company employed in the United States (including Company Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Company Employees not described in the preceding sentence, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable Laws relating to employees and employee benefits matters applicable to such employees.
          (e) Prior to the Closing Date, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”) and to ensure that the account balances of the participants in the Company 401(k) Plan are fully vested upon such plan termination, in each case effective as of the day prior to the Closing Date. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall take the action necessary (including the amendment of Parent’s 401(k) plan (the “Parent 401(k) Plan”)) to permit the Company Employees who are then actively employed to roll over any eligible rollover distributions into Parent’s 401(k) Plan. The Company Employees shall be eligible immediately as of the Effective Time to participate in Parent’s 401(k) Plan.
          (f) As soon as reasonably practicable following the date hereof (and in any event prior to the Offer Closing Date), the Company shall, or shall cause its applicable Subsidiary to, take all action necessary to fulfill all consultation and notification requirements, and obtain all approvals from, any unions, works councils or other labor organizations, whether required pursuant to applicable Law or otherwise. Any written or oral communications to the employees, officers or directors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that relate to or are affected by the transactions contemplated by this Agreement shall be previously approved in writing by Parent, it being agreed that Parent and the Company shall cooperate, including by providing Parent a reasonable period of time to review and approve any such communication, in providing any such mutually agreeable communication.
          (g) Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Company Benefit Plan or any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries for any purpose, (ii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate any employee of the Company or any of its Subsidiaries for any reason, (iii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Company Benefit Plan, employee benefits plans or arrangements or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and applicable Law.
          Section 6.6 Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, and to satisfy all conditions to, the Offer, the Merger and the other transactions contemplated hereby and to cause Merger Sub to purchase the Shares pursuant to the Offer on the earliest possible date following the satisfaction, or waiver by Parent or Merger Sub, of the Offer Conditions, including (i) the obtaining as promptly as practicable of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining as promptly as practicable of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated hereby (iv) the taking of all actions reasonable and necessary to obtain the Debt Financing and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby. Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent or Merger Sub be required, and the Company and its Subsidiaries shall not be permitted (without Parent’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, the Company or their respective Subsidiaries pursuant to this Section 6.6 or otherwise in connection with obtaining the foregoing actions or nonactions, waivers, clearances, permits, consents, approvals, expirations, terminations and authorizations of third parties or Governmental Entities, that would be, or would be reasonably likely to be, individually or in the aggregate, material to Parent or the Company and its Subsidiaries (including after the Closing Date, the Surviving Company and its Subsidiaries) taken as a whole, in each case measured on a scale relative to the Company and its Subsidiaries taken as a whole (a “Materially Burdensome Condition”); provided that, if requested by Parent, the Company will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on the Company only in the event the Offer Closing occurs.
          (b) Subject to the terms and conditions herein provided (including Section 6.6(a)) and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than eight (8) Business Days after the date hereof, file any and all Notification and

Report Forms required under the HSR Act with respect to the Offer and the Merger and the other transactions contemplated hereby and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, provided that Parent and Company may agree to modify the timing of the Notification and Report Form filing status of Parent or Company to the extent that they mutually agree that doing so may expedite the HSR Act review, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required or advisable, in the reasonable judgment of Parent, to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable additional information or documents that may be requested pursuant to any Regulatory Law or by such Governmental Entity, and (iv) use reasonable best efforts to take promptly, or cause to be taken promptly, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or competition authorities of any other jurisdiction for which, in the reasonable judgment of Parent, consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required or advisable with respect to the Offer, the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to such transactions so as to enable the Closing to occur as soon as reasonably possible (and to enable the Offer Closing to occur as soon as reasonably possible and in any event no later than the End Date), including (x) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date limits the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding which would otherwise have the effect of preventing the Closing, materially delaying the Offer Closing or the Closing or delaying the Offer Closing beyond the End Date, provided that the Company will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company only in the event the Offer Closing occurs.
          (c) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Offer, the Merger and the other transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed communication to, including any filings with, any Governmental Entity, and confer in good faith to resolve any disagreement as to their strategy for communicating with any Governmental Entity or third party regarding any Regulatory Law. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.
          (d) Subject to Section 6.6(a), in furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding; provided, however, that (subject to the following sentence) the Company shall control the defense and settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement; provided, further, however, that the Company’s counsel shall be reasonably acceptable to Parent, the Company shall not take any significant positions relating any such litigation without consulting Parent in advance, and the Company shall consult with Parent with respect to litigation strategy on a regular basis. The Company agrees that it shall not settle any litigation commenced after the date of this Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Offer, the Merger, or any other transaction contemplated hereby, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.
          (e) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Offer, the Merger and the other transactions contemplated hereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.
          (f) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any third party debt financing for the purpose of financing the

Offer and/or the Merger, the fees and expenses incurred in connection therewith, and the other transactions contemplated hereby (the “Debt Financing”) (it being understood that the receipt of such Debt Financing is not a condition to the Offer or the Merger), including: (i) participating in meetings, presentations and due diligence sessions and (ii) assisting with the preparation of materials for presentations, memoranda and similar documents required in connection with the Debt Financing; provided, however, that (x) nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the Company’s business or (B) require the Company to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified and (y) any documentation executed by the Company of any of its Subsidiaries shall not become effective until the consummation of the Closing.
          Section 6.7 Takeover Statute. If Section 203 of the DGCL or any other “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Offer (including, for the avoidance of doubt, the acquisition of Shares pursuant to the Offer), the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Offer, the Merger and the other transactions contemplated hereby.
          Section 6.8 Public Announcements. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Thereafter the Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange (provided that the Company need not consult with Parent in connection with any press release or public statement to be issued or made with respect to any Change of Recommendation).
          Section 6.9 Indemnification and Insurance.
          (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Effective Time and the Merger and shall continue in full force and effect. Commencing on the Closing Date and continuing for a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.
          (b) From and after the Effective Time, each of Parent and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission in their capacity as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer or director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).
          (c) Following the Effective Time, the Surviving Corporation shall maintain in effect for six years following the Effective Time directors’ and officers’ liability insurance with a Best rated “A” or better carrier, which insurance shall contain at least the same coverage (including the scope and amount thereof) as, and contain terms and conditions that are equivalent to, the coverage set forth in the current policy of directors’ and officers’ liability insurance maintained as of the date hereof by the Company (the “Current Policy”), and may, at the Surviving Corporation’s option, be in the form of a “tail” policy; provided that in satisfying its obligation under this Section 6.9(c), the Surviving Corporation shall not be obligated to pay more than 250% of the current annual policy premium.
          (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
          (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.
          Section 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer, the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result, or would reasonably be expected to cause or result, in any of the conditions to the Offer or the Merger set forth in Annex A or Article VII not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a condition set forth in Annex A or Article VII except to the extent that the underlying fact or circumstance not so notified would constitute such a failure.
          Section 6.11 Rule 16b-3. The Company shall take such steps as may be necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          Section 6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

ARTICLE VII
CONDITIONS TO THE MERGER
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:
          (a) To the extent required by applicable Law, the Company Stockholder Approval shall have been obtained.
          (b) No restraining order, preliminary or permanent injunction or other Order or similar legal restraint or prohibition shall have been issued by any Governmental Entity of competent jurisdiction and shall then be in effect preventing the consummation of the Merger and/or the other transactions contemplated by this Agreement.
          (c) Merger Sub shall have previously accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Merger Sub pursuant to this Agreement).
ARTICLE VIII
TERMINATION
          Section 8.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:
          (a) by the mutual written consent of the Company and Parent;
          (b) by either the Company or Parent, if:
          (i) (A) the Offer Closing shall not have occurred on or before the End Date or (B) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any Shares being accepted for payment thereunder; provided, however, that the right to terminate this Agreement under either clause of this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill its obligations under this Agreement in any manner shall have proximately caused the event specified in such clause; or
          (ii) if any court or Governmental Entity of competent jurisdiction shall have entered an injunction, other legal restraint or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such injunction, other legal restraint or Order shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not itself be in breach of Section 6.6;

          (c) by the Company, if Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within twenty (20) Business Days after the date of this Agreement, provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company in the event of its failure to comply with any of its covenants under this Agreement (including but not limited to Section 1.1(h) and Section 1.2(b)).
          (d) by the Company, if prior to the Offer Closing, Parent or Merger Sub shall have breached any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach (i) has had or would reasonably be expected to have a Parent Material Adverse Effect and (ii) shall be incapable of being cured by the End Date or shall not have been cured within 30 days after written notice thereof shall have been received by Parent;
          (e) by Parent, if prior to the Offer Closing, the Company shall have breached any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or, if prior to the Offer Closing, any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in paragraph (b) or paragraph (c) of Annex A would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured by the End Date or shall not have been cured within 30 days after written notice thereof shall have been received by the Company;
          (f) by Parent, if, prior to the Offer Closing, the Board of Directors of the Company (i) effects a Change of Recommendation, (ii) fails to reaffirm (publicly, if so requested by Parent) the Recommendation within ten (10) Business Days after the date any Alternative Proposal (or material modification thereto) is first publicly disclosed, or (iii) approves, endorses or recommends any Alternative Proposal (it being understood that the taking by the Company or any of its Representatives of any of the actions permitted by Section 6.3(c) shall not by itself give rise to a right to terminate pursuant to this clause (f));
          (g) by Parent, if, prior to the Offer Closing, a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or any Subsidiary thereof), and the Board of Directors of the Company fails to send to the stockholders of the Company a statement reaffirming the Recommendation and recommending that such stockholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act;
          (h) by the Company, if prior to the Offer Closing, (i) the Board of Directors of the Company has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) the Company has complied in all material respects with Section 6.3 and (iii) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the right of the Company to terminate this Agreement pursuant to this Section 8.1(h) is conditioned on and subject to the prior payment to Parent by the Company of the Termination Fee in accordance with Section 8.2, and any purported termination pursuant to this Section 8.1(h) shall be void and of no force or effect if the Termination Fee is not paid prior to such termination; or
          (i) by Parent, if, prior to the Offer Closing, the Board of Directors of the Company fails to comply with its obligations under Section 6.3 in all material respects.
          In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the provisions of Section 8.2 and Article IX), and there shall be no other liability on the part of the Company or Parent and Merger Sub to the other except liability arising out of the provisions of Section 8.2, or any willful, intentional and material breach of any of the representations, warranties or covenants in this Agreement (subject to any express limitations set forth in this Agreement), in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity. The Confidentiality Agreement will (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
          Section 8.2 Termination Fees.
          (a) In the event that:
          (i) (A) after the date hereof, an Alternative Proposal shall have been made known to the Company’s stockholders generally or, in the case of a termination by Parent pursuant to Section 8.1(e), otherwise made known or communicated to senior management or the Board of Directors of the Company, and not withdrawn and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or, prior to the Offer Closing, by Parent pursuant to Section 8.1(e), and (C) the Company enters into a definitive agreement with respect to, or consummates any transaction contemplated by, any Alternative Proposal within twelve (12) months of the date this Agreement is terminated;
          (ii) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 8.1(f), Section 8.1(g) or Section 8.1(h); or
          (iii) this Agreement (A) is terminated by Parent pursuant to Section 8.1(i), but there shall not have been any Alternative Proposal made known to the Company’s stockholders generally or otherwise made known or communicated to senior management or the Board of Directors of the Company, in each case prior to such termination by Parent pursuant to Section 8.1(i) (but after the date hereof), and the Company enters into a definitive agreement with respect to, or consummates any transaction contemplated by, any Alternative Proposal within twelve (12) months of the date this Agreement is terminated or (B) is terminated by Parent pursuant to Section 8.1(i) and prior to such termination by Parent pursuant to Section 8.1(i) (but after the date hereof) an Alternative Proposal shall have been made known to the Company’s stockholders generally or otherwise made known or communicated to senior management or the Board of Directors of the Company;

the Company shall pay to Parent a termination fee of $65,000,000 in cash (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion; provided, however, that for all purposes of this Section 8.2(a), all references to “15%” in the definition of “Alternative Proposal” shall be deemed to refer to “50%” instead.
          (b) Any payment required to be made pursuant to clause (i) or clause (iii)(A) of Section 8.2(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or consummation of any transaction contemplated by, any Alternative Proposal (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (ii) or clause (iii)(B) of Section 8.2(a) shall be made to Parent promptly following termination of this Agreement (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); provided that in the event that any payment is required to be made pursuant to clause (ii) of Section 8.2(a) in connection with a termination of this Agreement by the Company pursuant to Section 8.1(h), the Company shall pay the Termination Fee to Parent at the same time as such termination. Any such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.
          (c) The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by the Company pursuant to this Section 8.2 constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Parent in the event of termination of this Agreement on the bases specified in this Section 8.2. In the event that the Company fails to pay when due any amounts payable under this Section 8.2, then (1) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus three percent (3%).
ARTICLE IX
MISCELLANEOUS
          Section 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.
          Section 9.2 Expenses. Whether or not the Offer and the Merger are consummated, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except as otherwise set forth in Section 8.2.

          Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by telecopy, facsimile or other electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic transmission or otherwise) to the other parties.
          Section 9.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
          Section 9.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VIII the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.
          Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 9.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
          To Parent or Merger Sub:
Thermo Fisher Scientific Inc.
81 Wyman Street
Waltham, MA 02454
Telecopy: (781) 622-1283
Attention: General Counsel
          with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy: (212) 403-2000
Attention: Matthew M. Guest
          To the Company:
Dionex Corporation
501 Mercury Drive
Sunnyvale CA 94088
Telecopy: 408-739-8437
Attention: Gina M. Christopher, Corporate Secretary
and Senior Corporate Counsel
          with copies to:
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Telecopy: 650-849-7400
Attention: Jennifer Fonner DiNucci
and
Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111-3580
Telecopy: 415-693-2222
Attention: Jodie Bourdet

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
          Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
          Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and letters hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 6.9, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
          Section 9.11 Amendments; Waivers. Subject to Section 1.3(c) in the case of the Company, at any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

          Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 9.13 Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Schedule, such reference shall be to an Article or Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. References to “this Agreement” shall include the Company Disclosure Letter, Parent Disclosure Letter and the Annexes and Schedules to this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
          Section 9.14 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:
          (a) “Affiliates” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
          (b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.
          (c) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.
          (d) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code,

(iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign Laws or regulations.
          (e) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
          (f) “Intellectual Property” shall mean trademarks, service marks, trade names, brand names, certification marks, designs, logos and slogans, commercial symbols, business name registrations, domain names, trade dress and other indications of origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and biological materials, whether patentable or not and whether or not reduced to practice, in any domestic or foreign jurisdiction; patents, applications for patents (including divisions, continuations, continuations-in-part, reissues and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any such jurisdiction; research and development data (including the results of research into and development of drug or biologic-based products and drug delivery systems), formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, laboratory notebooks, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; writings and other works of authorship of any type (including the content contained on any web site), whether copyrightable or not, in any such jurisdiction; computer software (whether in source code or object code form), databases, compilations and data; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
          (g) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
          (h) “Parent Material Adverse Effect” means any material adverse effect on the ability of Parent and Merger Sub to consummate the Offer and the Merger.
          (i) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.
          (j) “Representatives” shall mean, with respect to any Person, the investment bankers, attorneys, advisors or accountants retained by such Person or any of its Affiliates.

          (k) “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).
          (l) “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
          (m) Each of the following terms is defined in the section set forth opposite such term:

“Action”	6.9(b)
“Affiliates”	9.14(a)
“Agreement”	Preamble
“Alternative Acquisition Agreement”	6.3(e)
“Alternative Proposal”	6.3(g)(ii)
“Alternative Transaction”	6.3(g)(i)
“Arrangements”	4.9(o)
“Assumed Award”	3.3(a)
“Assumed Award Offer Amount”	3.3(a)
“Assumed RSU”	3.3(b)
“Assumed RSU Offer Amount”	3.3(b)
“Book-Entry Shares”	3.2(b)(i)
“Business Day”	9.14(b)
“Cancelled Shares”	3.1(c)
“Capitalization Date”	4.2(a)
“Certificate of Merger”	2.3
“Certificates”	3.2(b)(i)
“Change of Recommendation”	6.3(e)
“CIC Plan”	3.3(a)
“Closing”	2.2
“Closing Date”	2.2
“Code”	3.2(b)(iii)
“Company”	Preamble
“Company 401(k) Plan”	6.5(e)
“Company Approvals”	4.4(b)
“Company Benefit Plans”	4.9(a)
“Company Bylaws”	4.1(d)
“Company Charter”	4.1(d)
“Company Common Stock”	Recitals
“Company Disclosure Letter”	Article IV Preamble
“Company Employees”	6.5(a)
“Company Material Adverse Effect”	4.1(c)
“Company Material Contracts”	4.19(a)

“Company Meeting”	6.4(b)
“Company Organizational Documents”	4.1(d)
“Company Performance RSUs”	3.3(b)
“Company Permits”	4.7(b)
“Company Preferred Stock”	4.2(a)
“Company RSU”	3.3(b)
“Company SEC Documents”	4.5(a)
“Company Stock Option”	3.3(a)
“Company Stock Plan”	3.3(a)
“Company Stockholder Approval”	4.18
“Company Subsidiary Organizational Documents”	4.1(d)
“Confidentiality Agreement”	6.2(b)
“Contracts”	9.14(c)
“Controlled Group Liability”	9.14(d)
“Covered Stockholders”	4.9(o)
“Current Policy”	6.9(c)
“Debt Financing”	6.6(f)
“DGCL”	Recitals
“Dissenting Shares”	3.1(f)
“Dissenting Stockholders”	3.1(f)
“Effective Time”	2.3
“End Date”	1.1(e)
“Environmental Law”	4.8(b)
“ERISA”	4.9(a)
“ERISA Affiliate”	9.14(e)
“ESPP”	3.3(d)
“Exchange Act”	1.1(a)
“Exchange Agent”	3.2(a)
“Exchange Fund”	3.2(a)
“Expiration Time”	1.1(d)
“FDA”	4.20(a)
“FDCA”	4.20(a)
“Filed SEC Documents”	Article IV Preamble
“GAAP”	4.5(b)
“Government Official”	4.7(d)
“Governmental Entity”	4.4(b)
“Hazardous Substance”	4.8(c)
“HSR Act”	4.4(b)
“Indemnified Party”	6.9(b)
“Independent Directors”	1.3(c)
“Initial Expiration Time”	1.1(d)
“Intellectual Property”	9.14(f)
“IRS”	4.9(b)
“knowledge of the Company”	4.7(a)
“Law” or “Laws”	4.7(a)
“Letter of Transmittal”	3.2(b)(i)

“Lien”	4.4(c)
“Materially Burdensome Condition”	6.6(a)
“Merger”	Recitals
“Merger Consideration”	3.1(b)
“Merger Sub”	Preamble
“Minimum Condition”	1.1(b)
“Multiemployer Plan”	4.9(g)
“Multiple Employer Plan”	4.9(g)
“NASDAQ”	1.1(e)
“New Plans”	6.5(b)
“Offer”	Recitals
“Offer Closing”	1.1(f)
“Offer Closing Date”	1.1(f)
“Offer Conditions”	1.1(b)
“Offer Documents”	1.1(h)
“Offer Price”	Recitals
“Offer to Purchase”	1.1(c)
“Old Plans”	6.5(b)
“Orders”	9.14(g)
“Parent”	Preamble
“Parent 401(k) Plan”	6.5(e)
“Parent Approvals”	5.2(b)
“Parent Benefit Plans”	6.5(a)
“Parent Common Stock	3.1(a)
“Parent Disclosure Letter”	Article V Preamble
“Parent Material Adverse Effect”	9.14(h)
“Person”	9.14(i)
“Promissory Note”	1.4(b)
“Proxy Statement”	4.4(b)
“Qualified Plans”	4.9(c)
“Recommendation”	4.4(a)
“Regulatory Law”	6.6(e)
“Remaining Shares”	3.1(b)
“Representatives”	9.14(j)
“Requisite Regulatory Approvals”	Annex A
“Sarbanes-Oxley Act”	4.5(a)
“Schedule 14D-9”	1.2(a)
“Schedule TO”	1.1(h)
“SEC”	4.4(b)
“Securities Act”	1.4(c)
“Share”	Recitals
“Significant Subsidiary”	4.3
“Subsidiaries”	9.14(k)
“Superior Proposal”	6.3(g)(iii)
“Surviving Corporation”	2.1
“Termination Date”	6.1(a)

“Termination Fee”	8.2(a)
“Tax” or “Taxes”	4.13(b)(i)
“Tax Return”	4.13(b)(ii)
“Top-Up Option”	1.4(a)
“Top-Up Shares”	1.4(a)
“Unvested Company Stock Options”	3.3(a)
“Vested Company Stock Options”	3.3(a)
“Voting Debt”	4.2(b)
“Withdrawal Liability”	9.14(l)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THERMO FISHER SCIENTIFIC INC.
By:
Name:
Title:

WESTON D MERGER CO.
By:
Name:
Title:

DIONEX CORPORATION
By:
Name:
Title:

Annex A
Conditions to the Offer
          Reference is made to the Agreement and Plan of Merger, dated as of December 12, 2010 (the “Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), Weston D Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dionex Corporation, a Delaware corporation (the “Company”). Capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend, terminate and/or modify the Offer (subject to the terms and conditions of the Agreement), Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares and (ii) may terminate or amend the Offer as to Shares not then paid for, in the event that at the then-scheduled Expiration Time (as it may be extended pursuant to Section 1.1(e) of the Agreement) or immediately prior to such payment, (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated, or any regulatory approval set forth or referenced in Sections 4.4(b)(iii) or 4.4(b)(v)(A), or Sections 5.2(b)(iii), 5.2(b)(iv) or 5.2(b)(v) of the Agreement which in the reasonable judgment of Parent is required or advisable to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, shall not have been obtained or shall not remain in full force and effect (or any statutory waiting period in respect thereof shall not have expired) (all such approvals and the expiration of all such waiting periods, including under the HSR Act, being referred to as the “Requisite Regulatory Approvals”), or any of the Requisite Regulatory Approvals shall have resulted in, or would reasonably be expected to result in, the imposition of a Materially Burdensome Condition, (B) the Minimum Condition shall not have been satisfied or (C) any of the following shall have occurred:
          (a) (i) any restraining order, preliminary or permanent injunction or other Order or similar legal restraint or prohibition shall have been issued by any Governmental Entity of competent jurisdiction and shall then be in effect, or (ii) any suit, action or other proceeding shall have been instituted by any Governmental Entity and shall remain pending that would reasonably be expected to result in a restraining order, preliminary or permanent injunction or other Order or similar legal restraint or prohibition, in the case of either clause “(i)” or “(ii)” preventing the consummation of the Offer, the Merger and/or the other transactions contemplated by this Agreement;

          (b) (i) any of the representations and warranties of the Company set forth in Sections 4.1 solely as such section relates to the Company, Section 4.2(a) (except to a de minimis extent) Section 4.2(b) (except to a de minimis extent), Section 4.4(a) and Section 4.21 of the Agreement shall not be true and correct in all respects at and as of the date of this Agreement and at and as of immediately prior to the expiration of the Offer as though made at and as of such time (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) or (ii) any of the other representations and warranties of the Company set forth in this Agreement shall not be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of immediately prior to the expiration of the Offer as though made at and as of such time (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;
          (c) the Company shall have failed to perform or comply in all material respects with all of the Company’s covenants and agreements to be performed or complied with by it prior to such time;
          (d) since the date of the Agreement, any fact, circumstance, event, change, effect or occurrence shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;
          (e) the Company shall have failed to deliver to Parent a certificate signed by the Chief Executive Officer or another senior executive officer of the Company, dated as of the then-scheduled Expiration Time, certifying that the conditions specified in clauses (b) and (c) of this Annex A do not exist; or
          (f) the Agreement shall have been terminated in accordance with its terms.
     The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure or delay by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not operate as a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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